Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the Amendment No. 1 to the registration statement on Form S-4 and related joint proxy statement/prospectus of EQT Corporation, to be filed on or about May 31, 2024, of our report dated March 29, 2023, with respect to the consolidated financial statements of THQ Appalachia I, LLC, which report appears in the Form 8-K of EQT Corporation dated May 3, 2023, and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ KPMG LLP

Dallas, Texas

May 31, 2024